UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 12th, 2015

CANNABICS PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-192759	20-3373669
(State of incorporation)	(Commission File Number)	(IRS Employer No.)

#3 Bethesda Metro Center

Suite 700

Bethesda, Md 20814

(Address of principal executive offices and Zip Code)

877 424-2429

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.02 Non-Reliance On Previously Issued Financial Statements Or A Related Audit Report Or Completed Interim Report

The Management of the Company concluded that the Company’s previously issued financial statements for the year ended August 31, 2014, as well as for the interim periods included in that fiscal year (the “Restated Periods”), should no longer be relied upon because of errors related to valuation of its intangible asset.

In the Company’s Form 10-K for the Fiscal Year Ended August 31, 2014, the Issuer recognized the purchase of in-process research and developed technology acquired in the Collaboration and Exclusivity agreement of July 24th, 2014, as an intangible asset with an indefinite life, which was evaluated at approximately $4 million subject to fair value and annual impairment testing. Subsequent to said filing, and upon further guidance from our CFO and Auditors, the Issuer determined it is more accurate to change the accounting methodology from fair value to a cost accounting basis for quantifying the book value of the intangible.

Following is a list of quarterly and annual reports shall will be amended and refiled:

10-K of August 31st, 2014

10-Q of November 30th, 2014

10-Q of February 28th, 2015

10-Q of May 31st, 2015

The issuer is currently preparing the revised and Amended reports noted above and shall use this methodology for its upcoming 10K as well as future filings moving forward. Note this 8K is not due to any events of our 8K filing of October 8th, 2015, as the asset noted above remains within the Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2015

Cannabics Pharmaceuticals Inc.

By:	/s/ Itamar Borochov
Itamar Borochov, Director, CEO